EXHIBIT 10.3

SECOND AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT (this “Amendment”) is entered into as of September 21, 2009, by and among Frederick’s of Hollywood Group Inc., a New York corporation (“Group”), FOH Holdings, Inc., a Delaware corporation (the “Parent”), Frederick’s of Hollywood, Inc., a Delaware corporation (“Frederick’s”), Frederick’s of Hollywood Stores, Inc., a Nevada corporation (“Stores”), Hollywood Mail Order, LLC, a Nevada limited liability company (“Mail Order” and collectively with Group, the Parent, Frederick’s and Stores, individually, a “Borrower”, and collectively, the “Borrowers”), and Wells Fargo Retail Finance II, LLC, a Delaware limited liability company, in its capacity as Lender and as arranger and agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A.         WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Amended and Restated Financing Agreement, dated as of January 28, 2008, as amended by that certain First Amendment to Amended and Restated Financing Agreement, dated as of September 9, 2008  (as so amended, the “Financing Agreement”);

B.         WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain further amendments to the Financing Agreement; and

C.         WHEREAS, the Agent and the Lenders are willing to agree to such amendments upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrowers agree as follows:

1.         Definitions.  Unless otherwise defined herein, initial capitalized terms have the meanings given to them in the Financing Agreement.

2.         Amendments.  Upon the Amendment Effective Date (as hereinafter defined) the Financing Agreement is hereby amended as follows:

a.)           Section 1.01 of the Financing Agreement is amended by amending and restating the following defined terms (and related definitions) therein to read in their entirety as follows:

(i)	“Applicable Margin” means,

(A) up to and including the first date on which the Borrower shall have repaid, following the Bridge Period, not less than $2,000,000 in aggregate principal amount of Revolving Loans:

(i) with respect to the initial $2,000,000 in outstanding Revolving Loans, a rate equal to ten percent 10.0% per annum, and

(ii) with respect to outstanding Revolving Loans in excess thereof, maintained as (a) Base Rate Loans, a rate equal to one and three-quarters percent (1.75%) per annum, and (b) LIBOR Rate Loans, a rate equal to three percent (3.00%) per annum; and

(B) thereafter: with respect to outstanding Revolving Loans maintained as (a) Base Rate Loans, a rate equal to one and three-quarters percent (1.75%) per annum, and (b) LIBOR Rate Loans, a rate equal to three percent (3.00%) per annum.”

(ii)	“Applicable Import L/C Margin” means two and one quarter percent (2.25%).

(iii)	“Applicable Standby L/C Margin” means three percent (3.00%).

(iv)
“Base Rate” means, for any day, a per annum rate of interest equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest announced from time to time within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate and (c) the LIBOR Rate on such day for a one month Interest Period plus 1%.  If for any reason Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the “prime rate” or the Federal Funds Rate shall be effective on the effective date of such change in the “prime rate” or the Federal Funds Rate, respectively.

(v)	“Borrowing Base” means, at any time, the difference between:

(i) the sum of

(A) Prior to the Recapitalization Event, ninety percent (90%), and  after the Recapitalization Event, eighty five percent (85%), of the Eligible Credit Card Accounts at such time,

(B) Prior to the Recapitalization Event, ninety percent (90%), and  after the Recapitalization Event, eighty five percent (85%), of the Eligible Wal-Mart Account Receivables at such time,

(C) Prior to the Recapitalization Event, eighty five percent (85%), and after the Recapitalization Event, eighty percent (80%), of the Other Eligible Account Receivables at such time,

(D) Prior to the Recapitalization Event, one hundred percent (100%), and after the Recapitalization Event, eighty-five percent (85%) of the Net Retail Liquidation Value of Eligible Warehouse Liquid Inventory, provided that at no time shall the amount attributable to Eligible In Transit Inventory pursuant to paragraphs (D, (E) and (F), exceed $15,000,000 in the aggregate,

(E)  Prior to the Recapitalization Event, ninety percent (90%), and after the Recapitalization Event, eighty-five percent (85%), of the then current Net Retail Liquidation Value of Eligible Retail Inventory, provided that at no time shall the amount attributable to Eligible In Transit Inventory pursuant to paragraphs (D, (E) and (F), exceed $15,000,000 in the aggregate,

(F) The lesser of (x) sixty percent (60%) of Eligible Wholesale Inventory, which shall include inventory supported by documentary Letters of Credit (in such form as acceptable to the Agent in its sole discretion), or (y) prior to the Recapitalization Event, eighty five percent (85%), and after the Recapitalization Event, eighty percent (80%) of the then current Net Retail Liquidation Value of Eligible Wholesale Inventory, which shall include inventory supported by documentary Letters of Credit (in such form as acceptable to the Agent in its sole discretion), provided that at no time shall the amount attributable to Eligible In Transit Inventory pursuant to paragraphs (D, (E) and (F), exceed $15,000,000 in the aggregate, and

(G) during the Bridge Period, $2,000,000,

(ii) minus, the sum of (A) Required Minimum Availability Reserve, (B) Availability Reserves and (C) without duplication, such other Reserves as the Agent may deem appropriate in the exercise of its reasonable business judgment based upon the lending practices of the Agent, which may include, without limitation reserves for freight and duty with respect to outstanding Letters of Credit; provided that the Agent shall have the right to have the Inventory reappraised by an independent appraiser selected by the Agent from time to time for the purpose of redetermining the advance rates of the Eligible Inventory and, as a result, the Borrowing Base.

(vi)
“Required Minimum Availability Reserve” means an amount equal to the greater of (x) $2,250,000 and (y) seven and one-half percent (7.5%) of the Total Revolving Credit Commitment as in effect from time to time (including, without limitation, after giving effect to any Commitment Increase).

b.)           Section 1.01 of the Financing Agreement is amended by adding the following new defined terms (and corresponding definitions) in appropriate alphabetical order therein:

(i)	“Adjusted Borrowing Base” means, at any time, the Borrowing Base at such time, determined without giving effect to clause (G) thereof.

(ii)	“Bridge Facility Effective Date” means September 21, 2009.

(iii)	“Bridge Period” means the period commencing on the Bridge Facility Effective Date and ending December 7, 2009.

(iv)
“Recapitalization Event” means the receipt by Group of a written irrevocable commitment from a third party (not constituting a Loan Party) to purchase Capital Stock issued by Group for a purchase price of not less than $10,000,000 payable in cash (of which not less than $4,900,000 (net of all related costs and expenses) shall be received in cash by one or more of the Borrowers contemporaneously with the closing thereof), pursuant to a transaction and agreements acceptable to the Agent and the Required Lenders in their sole discretion.

c.)           Section 2.06(b) of the Financing Agreement is amended and restated to read in its entirety as set forth below:

“(b)           Unused Line Fee.  From and after the Effective Date and until the Maturity Date, the Borrowers shall pay to the Agent for the account of the Lenders in accordance with their Pro Rata Shares an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of one half of one percent (0.50%) on the excess, if any, of (x) the Total Revolving Credit Commitment over (y) the sum of the average principal amount of Revolving Loans and Letter of Credit Obligations outstanding from time to time, less, during the Bridge Period, $2,000,000, and shall be payable monthly in arrears on the first day of each month commencing October 1, 2009.

d.)           Section 7.01(g) of the Financing Agreement is amended by deleting each of the two provisos therein in their entirety.

e.)           Section 7.01 of the Financing Agreement is amended by adding a new subsection, Section 7.01(w), therein which Section shall read in its entirety as follows:

“(w)           No later than July 15, 2009, the Borrowers shall retain, at their sole cost and expense, a financial consultant reasonably acceptable to the Agent to evaluate the Borrowers’ financial condition, business, operations and prospects.  Unless otherwise consented to by the Agent in writing, the Borrowers shall at all times thereafter retain the services of such financial consultant and cooperate fully therewith and shall make available such senior executives and other members of management and all information, books and records requested by such Persons.  The Borrower shall cause such financial consultant to share all results, reports and other data generated as a result of such evaluation with the Agent and the Lenders.”

f.)           Section 7.01 of the Financing Agreement is amended by adding a new subsection, Section 7.01(x), therein which Section shall read in its entirety as follows:

“(x)           Recapitalization.  The Borrowers shall consummate the Recapitalization Event on or before December 7, 2009.

g.)           Section 7.02(d) of the Financing Agreement is amended by deleting the word “and” immediately before clause (E) therein and by inserting the following clause (F) immediately following clause (E) therein:

“ and (F) consummate the Recapitalization Event.”

h.)           Section 9.01(c) of the Financing Agreement is amended by amending and restating clause (i) therein to read in its entirety as follows:

“(i) paragraphs (b)(vi), (c), (e), (g), (i), (p), (q), (s), (x) or clauses (i)(C), (i)(D) or (i)(E) of paragraph (t) of Section 7.01 or Section 7.02, or any Loan Party shall fail to perform or comply with any negative covenant contained in Section 6 of any Pledge Agreement to which it is a party or in Section 5 of any Security Agreement to which it is a party,”

3.            Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction (or waiver by the Agent) of each of the following conditions (the first date on which said conditions have been so satisfied (or so waived), the “Amendment Effective Date”):

a.)           The Borrowers, the Agent and the Lenders shall each have executed and delivered two originals of this Amendment;

b.)           On the Amendment Effective Date, no Default or Event of Default shall exist;

c.)           The Borrowers shall have paid the Amendment Fee (as hereinafter defined) in full to the Agent; and

d.)           The Borrowers shall have paid all reasonable fees, costs and expenses of the Agent and the Lenders in connection with this Amendment, including, without limitation, the fees and expenses of Proskauer Rose, LLP.

If the Amendment Effective Date shall not have occurred by the close of business (New York time) on September 22, 2009 (or such later time as the Agent consents to in writing), this Amendment shall be deemed rescinded, null and void.

4.           No Waiver.  Except as expressly stated herein, nothing herein shall be deemed to constitute a waiver of compliance with, or other modification of, any term or condition contained in the Financing Agreement or any other Loan Document and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.  Except as expressly stated herein, the Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

5.           Representations.  In order to induce the Agents and the Lenders to execute this Amendment, the Borrowers hereby represent, warrant and covenant to the Agent and the Lenders that as of the date hereof and as of the Amendment Effective Date (which representations, warranties and covenants shall survive execution and delivery of this Amendment):

a.)           the Borrowers are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation;

b.)           the Borrowers have the power and authority to execute, deliver and perform their obligations under this Amendment;

c.)           the execution, delivery and performance by the Borrowers of this Amendment has been duly authorized by all necessary action and does not and will not require any registration with, consent or approval of, notice to or action by, any other Person;

d.)           this Amendment constitutes the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms; and

e.)           no Default or Event of Default exists.

6.           Fee.   In consideration for the amendments to the Financing Agreement provided herein, the Borrowers shall pay an amendment fee to the Agent, for the ratable benefit of the Lenders based upon their Pro Rata Shares, in an amount equal to $150,000 (the “Amendment Fee”), which fee shall be fully earned on the Amendment Effective Date, and due and payable one-half on the Amendment Effective Date and the remainder upon the Recapitalization Event.

7.           Counterparts.  This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

8.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrowers and their successors and permitted assigns, and the Lenders and the Agent and their successors and permitted assigns.

9.           Further Assurance.  The Borrowers hereby agree from time to time, as and when requested by the Agent, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment.

10.           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

11.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

12.           Reaffirmation.  Each Borrower hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto).  Each Borrower hereby acknowledges that, except as expressly modified herein, each of the Loan Documents, remains in full force and effect and is hereby ratified and reaffirmed.

13.           Acknowledgment of Rights; Release of Claims.  Each Borrower hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by the Agent or the Lenders of the liabilities, obligations and agreements of the Borrowers under the Financing Agreement or other Loan Documents on the date hereof; and (b) to its knowledge, the Agent and the Lenders have fully performed all undertakings and obligations owed to it as of the date hereof.  In consideration of the Agent and the Lenders entering into this Amendment, each Borrower hereby irrevocably releases and forever discharges the Agent, the Lenders and their respective Affiliates, and each such Person’s respective directors, officers, employees, agents, attorneys and representatives (each, a “Released Person”) of and from all damages, losses, claims, demands, liabilities, obligations, actions or causes of action whatsoever which such Borrower may now have or claim to have against any Released Person for or because of any matter or thing done, omitted or suffered to be done or omitted by any of the Released Persons prior to and including the date hereof and on account of or in any way concerning, arising out of or founded upon the Financing Agreement or any other Loan Document, whether presently known or unknown and of every nature and extent whatsoever.  This Section 13 shall survive the termination of the Financing Agreement and payment in full of the Obligations thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Financing Agreement to be duly executed by their respective duly authorized officers as of the date first written above.

BORROWERS:

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FOH HOLDINGS, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FREDERICK’S OF HOLLYWOOD, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FREDERICK’S OF HOLLYWOOD STORES, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

HOLLYWOOD MAIL ORDER, LLC

By: FOH Holdings, Inc., its Manager

	By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

AGENT

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Vice President

LENDER

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Vice President